Exhibit 10.3
BANKUNITED, INC.
2014 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS RESTRICTED SHARE UNIT AGREEMENT (this "Agreement"), is made effective as of December 29, 2016 (the "Date of Grant"), by and between BankUnited, Inc., a Delaware corporation (the "Company"), and Rajinder P. Singh (the "Participant"):
R E C I T A L S:
WHEREAS, the Company has adopted the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the "Plan");
WHEREAS, the Administrator has determined that, pursuant to Section 10 of the Plan, it is in the best interests of the Company and its shareholders to grant the restricted share units (the "RSUs") provided for herein to the Participant pursuant to the Plan and the terms set forth herein;
WHEREAS, in recognition of the Participant's promotion to the position of President and Chief Executive Officer of the Company, the Company wishes to grant to the Participant a one-time promotion award;
WHEREAS, reference is made in this Agreement to the Employment Agreement between the Company and Participant dated February 2, 2016, as amended on December 29, 2016 (the "Employment Agreement"); and
WHEREAS, capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1. Grant of RSUs.
(a)
Subject to all of the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, as of the Date of Grant, 39,979 RSUs.  Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

(b)
The RSUs shall be credited to a separate account maintained for the Participant on the books and records of the Company (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Restrictions.  Neither the RSUs nor any rights relating thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or by the laws of descent and distribution, and shall be subject to a risk of forfeiture as described in Section 3, in each case, until such time as the RSUs are settled in accordance with Section 5.  Any attempt by the Participant to transfer any of the RSUs or any rights in respect of the RSUs in violation of this Section shall be null and void and without force or effect and upon any such attempted transfer such RSUs and all of the rights related thereto shall be immediately forfeited by the Participant without payment of any consideration; provided, that the designation of a beneficiary shall not constitute a sale, assignment, transfer, pledge, hypothecation, disposition or encumbrance.
3. Vesting/Forfeiture.

(a)
General.  Except as otherwise provided herein, one hundred percent (100%) of  the RSUs shall vest on the fifth anniversary of the Date of Grant,  subject to the Participant's continuous service with the Company or any of its Affiliates on each such vesting date.  Once vested, the RSUs become "Vested Units."

(b)
Change in Control.  Notwithstanding any other provisions in this Agreement to the contrary, one hundred percent (100%) of the RSUs shall become Vested Units immediately upon the occurrence of a Change in Control.

(c)
Termination.  Upon termination of the Participant's service with the Company and its Affiliates, the RSUs then held by the Participant, other than any Vested Units, shall terminate immediately; provided, that if the Participant's service to the Company and its Affiliates is terminated at any time prior to  the fifth anniversary of the Date of  Grant (i) by reason of the Participant's "Disability" or death, (ii) by the Company without "Cause" or (iii) by the Participant for "Good Reason" (each, as defined in the Employment Agreement, as in effect on the Date of Grant), one hundred percent (100%) of the RSUs shall become Vested Units immediately upon the occurrence of such termination.  Notwithstanding anything in the Employment Agreement to the contrary, Section 6(d) of the Employment Agreement shall not apply to the RSUs.

4. Shareholder Rights; Dividend Award.
(a)
Shareholder Rights.  The Participant shall not have any rights as a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Shares.  Upon and following settlement of the RSUs in Shares, the Participant shall be the record owner of such Shares unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including, without limitation, voting rights and the right to receive dividends with respect to the Shares).

(b)
Dividend Award.  If, prior to the applicable settlement date, the Company declares a dividend on the Shares underlying the RSUs, then, on such settlement date, the Company shall make an additional cash payment, except as otherwise provided in Section 5(a)(ii), in an amount equal to the aggregate per Share dividend declared following the Date of Grant through such settlement date multiplied by the number of Shares underlying the Vested Units (the "Dividend Award").  The Dividend Award shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the RSUs.  No Dividend Award in respect of a particular dividend shall be granted with respect to any RSUs which, as of the record date for such dividend, have either been settled or terminated.

5. Settlement of RSUs.  Subject to Section 7 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Participant (i) the number of Shares equal to the number of Vested Units or, at the discretion of the Administrator, cash equal to the Fair Market Value of such Shares on the date immediately preceding the settlement date and (ii) cash equal to the Dividend Award (without interest thereon) or, at the discretion of the Administrator, Shares having a Fair Market Value equal to the Dividend Award (without interest thereon); and (b) enter the Participant's name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.
6. No Right to Continued Employment.  The granting of the RSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company's or any Affiliate's right to terminate the employment of such Participant.
7. Withholding.  The Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the RSUs, Dividend Award or any other payment under this Agreement or the Plan or with respect to the RSUs and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.
8. Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.
9. Governing Law/Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Participant and the Company hereby irrevocably waive (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.
10. RSUs Subject to Plan.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The RSUs are subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.
11. Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BANKUNITED, INC.

By:       /s/ Leslie Lunak
Name:  Leslie Lunak
Title:    Chief Financial Officer

Agreed and acknowledged:

/s/ Rajinder P. Singh
Rajinder P. Singh